Exhibit 99.1

TiVo Names Enrique Rodriguez as New President and CEO

Rodriguez Brings Significant Executive and Operational Leadership to TiVo

SAN JOSE, Calif. – November 13, 2017 – TiVo Corporation (NASDAQ: TIVO), a global leader in entertainment technology and audience insights, today announced that its Board of Directors unanimously elected Enrique Rodriguez to the position of president and CEO effective today. Rodriguez also joins the company’s Board of Directors.

“Enrique is an exceptional leader and strategist who has the energy and passion that will position TiVo for success,” said Jim Meyer, chairman of the Board of Directors, TiVo. “He knows the company and our industry inside and out, and will be able to move quickly with implementing initiatives that we believe will position the company for future success and add value for our stockholders.”

Rodriguez has decades of experience in the entertainment technology and media space. Most recently, he was executive vice president and chief technical officer of AT&T’s Entertainment Group, and his prior career includes executive positions within Sirius XM, Cisco Systems’ Service Provider Video Technology Group and Microsoft’s TV Division, as well as serving as vice president of Xbox Partnerships for Microsoft. Prior to Microsoft, Rodriguez spent more than 20 years serving in various engineering and executive positions at Thomson/RCA.

“I am honored to be selected by the Board for this opportunity to lead TiVo and its employees, and I look forward to the company’s next phase of growth,” said Rodriguez. “The opportunity for TiVo is enormous, and my focus will be on accelerating the innovation that our customers demand to help usher in a new era of entertainment, while adding value for our stockholders.”

Rodriguez succeeds Thomas Carson, who announced his intention to retire earlier this year. Carson, who is also stepping down from the Board of Directors as of today, will stay on in an advisory capacity through the beginning of the second quarter of 2018 to assist in the CEO transition.

About TiVo

TiVo Corporation (NASDAQ: TIVO) is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. TiVo enables the world’s leading media and entertainment providers to deliver the ultimate entertainment experience. Explore the next generation of entertainment at tivo.com or follow us on Twitter @tivo or @tivoforbusiness.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements, including the anticipated start date of Enrique Rodriguez’s employment with the company. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements, including that Mr. Rodriguez does not commence employment on the timeframe expected for any reason. Except as required by law, TiVo undertakes no obligation to update any forward-looking statements.

TiVo and the TiVo logo are registered trademarks of TiVo Corporation and its subsidiaries worldwide.

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For more information:

Investor Relations

Derrick Nueman

TiVo Corporation

+1 (408) 519-9677

Derrick.Nueman@tivo.com

Media Relations:

Ricca Silverio

Finn Partners for TiVo

+1 (415) 348-2724

tivo@finnpartners.com